Exhibit 99.1

Gladstone Capital Corporation Announces Election of

Katharine Cornell Gorka as Director

McLean, VA, August 22, 2024: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) announced that Katharine Cornell Gorka has been elected to the 2027 class of Directors for the Company, effective August 22, 2024. Ms. Gorka, 64, is the President of Threat Knowledge Group, which provides training and expertise on threats to U.S. national security, and also serves as the chair of the Fairfax County Republican Party. Ms. Gorka previously served as a Senior Policy Advisor in the Office of Policy at the U.S. Department of Homeland Security from 2017 until 2020. In 2020, Ms. Gorka served as Press Secretary for U.S. Customs and Border Protection, and from 2020 to 2022 she served as the Director for the Civil Society at The Heritage Foundation. Ms. Gorka graduated from the University of North Carolina at Chapel Hill with highest honors in 1978 and received her M.Sc. in Economics with Distinction from the London School of Economics in 1987. The Company believes Ms. Gorka’s background and experience, including her management expertise and strategic analyses, will add value to its Board of Directors by further expanding its knowledge and expertise base, as well as its diversity of views.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.